CENTURY RESORTS INTERNATIONAL LTD.

December 2, 2005

746306 Alberta Ltd.      Via Fax
c/o 608, 1388 Homer Street
Vancouver, B.C.
V6B 6A7
Attention: David Morretto

Dear Sirs:

Re: Century Resorts Alberta Inc. (the “Corporation”), 746306 Alberta Ltd. (“Oasis”) and Century Resorts International Ltd. (“Century”)

Century is prepared to offer to purchase from Oasis all of the issued shares in the capital of the Corporation that are presently held by Oasis, being 436 Class A Voting shares (the “Shares”) on the following terms and conditions:

1.	The aggregate purchase price for the Shares is $7,313,333.00 Cdn (the “Purchase Price”).

2.
The purchase and sale of the Shares is conditional upon the approval of the purchase and sale of the Shares by the Alberta Gaming and Liquor Commission by January 13, 2006 [or such other date required by AGLC no later than March 31, 2006; as amended in counter offer and agreed to on December 6, 2005].

3.	The completion of the purchase and sale of the Shares shall occur on that date (the “Closing Date”) which is the 10th business day after the satisfaction of the condition in 2 above.

4.
The Purchase Price is payable by Century to Oasis, by the payment of $5,813,333.00 thereof on the Closing Date upon the exchange of the following signed documentation between the parties on the Closing Date:

(a)	all share certificates representing the Shares, duly endorsed for transfer by Oasis in favour of Century or its nominee;

(b)	an agreement terminating the unanimous shareholders agreement dated November 14, 2005 among the Corporation, Oasis and Century, as amended (the “USA”), effective as of the Closing Date;

(c)
mutual releases among the Corporation, Oasis and Century whereby each releases the other (and their respective affiliates, shareholders, directors, officers and employees) from any and all claims in relation to the Corporation (including relating to the USA and the Casino Services Agreement) ; and

(d)	any other documents reasonably required by the terms of this letter;

with the $1,500,000.00 balance of the Purchase Price being paid by Century to Oasis no later than 10 business days after the first anniversary of the Opening Date (as defined in the USA).

5.	Oasis shall execute the form of shareholder approval of the Chandos Construction Ltd. construction contract provided to the shareholders, by no later than 2:00 pm (Denver time) on December 2, 2005.

6.	The offer in this letter is open for acceptance until 3:00 pm (Denver time) on December 2, 2005.

7.	This letter constitutes a binding legal agreement between the parties.

Please indicate your agreement with the foregoing by signing below where indicated, and returning to us by fax to 1 586 816 1642 or by e-mail to lhannappel@cnty.com before the deadline specified in 6 above.

[Payout to be made to 746306 Alberta Ltd. In the most tax advantageous situation at no addition cost to Century; as amended in counter offer and agreed to on December 6, 2005]

Yours truly,

CENTURY RESORTS INTERNATIONAL LTD.

Per:  /s/ Erwin Haitzmann
Erwin Haitzmann

Agreed to this 2nd day of December, 2005.

746306 ALBERTA LTD.

Per: /s/ Dave Moretto
Dave Moretto